UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 12, 2006

Date of report (date of earliest event reported)

STELLENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-19817	41-1652566

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

7500 Flying Cloud Drive, Suite 500
Eden Prairie, Minnesota		55344

(Address of principal executive offices)		(Zip Code)

Telephone Number: (952) 903-2000

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.01 Change in Control of Registrant.
     On November 2, 2006, Stellent, Inc., a Minnesota corporation (“Stellent”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Oracle Systems Corporation, a Delaware corporation (“Parent”) and a wholly-owned subsidiary of Oracle Corporation, a Delaware corporation (“Oracle”), and Star Acquisition Corp., a Minnesota corporation (“Star Corp.”) and a wholly-owned subsidiary of Parent, providing for the merger of Star Corp. with and into Stellent. On November 13, 2006, pursuant to the Merger Agreement, Star Corp. commenced a cash tender offer to acquire all of the shares of common stock, par value $0.01 per share (the “Shares”), of Stellent for the purchase price of $13.50 per Share in cash (the “Offer”), upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO filed by Oracle, Parent and Star Corp. with the United States Securities and Exchange Commission on November 13, 2006, as amended or supplemented from time to time.
     The Offer expired at 12:00 midnight, New York City time, on December 11, 2006. As of the expiration of the offer period, approximately 28,803,497 Shares (approximately 92% of Stellent’s outstanding Shares) were validly tendered and not withdrawn pursuant to the Offer (including Shares tendered by notice of guaranteed delivery) and Star Corp. has accepted such shares for payment.
     Based on the per Share consideration of $13.50 and the number of outstanding Shares tendered and accepted for purchase, the value of the Shares purchased by Star Corp. as of December 12, 2006 in connection with the Offer is approximately $389 million. Oracle, Parent and Star Corp. used cash and cash equivalents and short-term investments to pay the offer price for all Shares tendered in the Offer. The Offer is not conditioned upon any financing arrangements.
     Pursuant to the Merger Agreement and effective upon acceptance for payment by Star Corp. of the Shares pursuant to the Offer, Star Corp. was entitled to designate the number of directors on Stellent’s Board of Directors that equals the product of the total number of directors on Stellent’s Board of Directors multiplied by the ratio of the number of Shares owned by Parent and Star Corp. to the total number of Shares then outstanding. On December 12, 2006, Parent and Star Corp. owned approximately 92% of the outstanding Shares.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 12, 2006, William B. Binch, Kenneth H. Holec, Alan B. Menkes, Philip E. Soran and Raymond A. Tucker resigned as directors of Stellent. Stellent’s Board of Directors appointed Eric R. Ball, Safra A. Catz, Daniel Cooperman, Lawrence J. Ellison, Jeffrey O. Henley, Gregory L. Hilbrich and Charles E. Phillips, Jr. as directors effective as of December 12, 2006. Eric R. Ball, Safra A. Catz, Daniel Cooperman and Lawrence J. Ellison also were appointed to the Audit Committee of the Board of Directors of Stellent. Eric R. Ball, Safra A. Catz, Daniel Cooperman and Lawrence J. Ellison also were appointed to the Compensation Committee of the Board of Directors of Stellent. Eric R. Ball, Safra A. Catz, Daniel Cooperman, Lawrence J. Ellison, Jeffrey O. Henley and Gregory L. Hilbrich also were appointed to the Corporate Governance and Nominating Committee of the Board of Directors of Stellent.
     Pursuant to the Merger Agreement and effective upon acceptance for payment by Star Corp. of the Shares pursuant to the Offer, Star Corp. was entitled to designate the number of directors on Stellent’s Board of Directors that equals the product of the total number of directors on Stellent’s Board of Directors multiplied by the ratio of the number of Shares owned by Parent and Star Corp. to the total number of Shares then outstanding. On December 12, 2006, Parent and Star Corp. owned approximately 92% of the outstanding Shares.
     There are no transactions, or proposed transactions, during the last two years to which Stellent was or is to be a party, in which the new directors have a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: December 12, 2006

STELLENT, INC. (Registrant)
By /s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President, Chief Financial Officer, Treasurer and Secretary